                                                              Exhibit 10.1
                        TECHNOLOGY LICENSE AGREEMENT /

	This Agreement dated as of August 1, 1996, is by and between LeCroy Corporation ("LeCroy"), a Delaware corporation, and Fluke Corporation ("Fluke"), a Washington corporation.

	Each of LeCroy and Fluke is in the business of manufacturing and marketing DSOs and has considerable expertise pertaining to DSOs. Fluke desires to incorporate in certain of its DSO products the high sampling rates and bandwidths attainable by using the LeCroy Technology, and in addition, requires low-power operation for use in hand-held, battery-operated DSO products. Subject to the terms and conditions of this Agreement, LeCroy is willing to license Fluke to use the LeCroy Technology and the Improvements, but only for use in certain defined fields of use.

	Certain capitalized terms used and not otherwise defined on first usage herein are defined in Article I hereof.

	LeCroy and Fluke hereby agree as follows:

                                    ARTICLE I

                                CERTAIN DEFINITIONS

	For purposes of this Agreement:

	"Affiliate" means, with respect to either party, any Person directly or indirectly controlling, controlled by, or under common control with such party. For purposes of this definition, the term "control" (including its correlatives), as used with respect to any party or other Person, refers to the possession, directly or indirectly, of the power to direct the management or policies of such party or other Person.

	"Change of Control" means the acquisition by any third party (or group of third parties acting together for the purpose of acquiring, holding, or disposing of LeCroy's assets or voting securities) of all or substantially all of the LeCroy's assets, or of at least such number of shares of LeCroy's voting capital stock and/or other voting securities as is sufficient to elect at least a majority of its Board of Directors.

	"Confidentiality Agreement" means the confidentiality letter agreement between LeCroy and Fluke dated as of August 17, 1995, a copy of which is attached hereto as Exhibit A.

	"Cumulative Minimum Royalty" means, as of the end of each of the Third through Seventh Years, the cumulative amount indicated in the following table:

	    Year				   Cumulative Minimum Royalty

	Third Year
	Fourth Year
	Fifth Year					//CONFIDENTIAL PORTION
	Sixth Year					  OMITTED//
	Seventh Year

	"Digital storage oscilloscope" or "DSO" means a stand-alone, self-contained device that is capable of (i) capturing the amplitude of an electrical signal versus time, (ii) digitizing and digitally storing (for any period of time) either (A) numbers representing the amplitude of the input, or
(B) having processed such numbers, the results of such processing, and (iii) displaying such electrical signal and/or the results of such processing; provided, however, for purposes of this definition, that a device that is capable of demodulating or decoding analog or digital communication protocols as used in local area computer networks, wide area computer networks, and/or wireless local area networks will not be considered a digital storage oscilloscope or DSO for purposes of this Agreement.

        "Fluke's Primary Field of Use" means hand-held, battery-operated DSOs weighing less than 2.5 kilograms, having a sampling rate of not greater than //CONFIDENTIAL PORTION OMITTED// samples per second, a bandwidth of not greater than //CONFIDENTIAL PORTION OMITTED// megahertz, and a maximum record length of not greater than //CONFIDENTIAL PORTION OMITTED// sample points, and having a U.S. list price not to exceed//CONFIDENTIAL PORTION OMITTED// (provided, that the parties agree to negotiate in good faith with respect to the adjustment of such price limit in the event that the Price Index as of the end of any calendar year is more than 8% greater than it was as of the end of the previous calendar year).

	"Fluke's Secondary Field of Use" means DSOs for bench use, having a sampling rate of not greater than //CONFIDENTIAL PORTION OMITTED// samples per second, a bandwidth of not greater than //CONFIDENTIAL PORTION OMITTED// megahertz, and a maximum record length of not greater than //CONFIDENTIAL PORTION OMITTED// sample points, and having a U.S. list price not to exceed //CONFIDENTIAL PORTION OMITTED// (provided, that the parties agree to negotiate in good faith with respect to the adjustment of such price limit in the event that the Price Index as of the end of any calendar year is more than 8% greater than it was as of the end of the previous calendar year).

        "Improvements" means any inventions, modifications, improvements, or developments, regardless of whether patentable, relating to the LeCroy Technology and developed by Fluke, or by LeCroy and Fluke jointly, after February 16, 1996. The Improvements do not include any of the technologies and intellectual properties listed in the schedule entitled "LeCroy Pre-Agreement Technology Development" attached to a letter dated August 20, 1996, from Henry Bickel of LeCroy to Paul van Schendel and George T. Noe of Fluke.

        "LeCroy Technology" means certain high-frequency sampling, analog storage, and conversion technology that is covered in part by U.S. patents //CONFIDENTIAL PORTION OMITTED// and foreign counterparts and in part by related trade secrets. Specifically included are trade secrets, know-how, and potentially patentable subject matter conceived by LeCroy and specifically identified to Fluke before the execution of this Agreement, including without limitation the technologies and intellectual properties listed in the schedule referred to in the preceding definition of "Improvements."

	"Licensed Component" means an integrated circuit used in a DSO and incorporating, or produced using, any of the LeCroy Technology and/or any of the Improvements. It is understood and agreed that the royalties payable by Fluke to LeCroy hereunder are based on an integrated circuit containing two channels. It is further understood and agreed that a DSO may incorporate multiple integrated circuits, each of which will be a "Licensed Component," and in respect of each of which a separate royalty will be payable by Fluke hereunder.

	"Person" means any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

        "//CONFIDENTIAL PORTION OMITTED//" is an integrated circuit design consultant firm, and is not a party to this Agreement.)

	"Price Index" means the United States Producer Price Index for capital goods, as published from time to time by the United States Bureau of Labor Statistics.

	"Quarter" means any Fluke fiscal quarter, which quarters end on or about January 31, April 30, July 31, or October 31.

        "Sell," "Sold," "Sale" and "Sales" refer to selling, licensing a licensor, leasing as lessor, or otherwise transferring or disposing of Licensed Components; provided, that for purposes of calculating the royalties and/or Stipulated Liquidated Damages payable by either party hereunder, the transfer or disposition by such party of a reasonable quantity of Licensed Components as "demonstration" units will not constitute a Sale of such Licensed Components.

	"Stipulated Liquidated Damages" means, with respect to each of the Third through Seventh Years, the amount indicated in the following table:

            Year                              Stipulated Liquidated Damages

	Third Year
        Fourth Year                                //CONFIDENTIAL PORTION
        Fifth Year                                   OMITTED//
	Sixth Year
	Seventh Year


	"Use" means to make, have made, use, Sell, offer to Sell, and/or import products or components incorporating or using the LeCroy Technology and/or Improvements.

	"Year" means any twelve-month period beginning on August 1, 1996, or any August 1 thereafter, and ending on the following July 31. Ordinal references to Years refer to specific Years: The "First Year" is the Year beginning on August 1, 1996; the "Second Year" is the Year beginning on August 1, 1997; etc.


                                      ARTICLE II

                                      CONSULTING

	2.01	For a period of at least 18 months following the date of this
Agreement, LeCroy will make available to Fluke for a minimum of one day per week the consulting services of //CONFIDENTIAL PORTION OMITTED// (or if and to the extent that //CONFIDENTIAL PORTION OMITTED// is unavailable to provide such services, such other person as LeCroy and Fluke may agree upon), for purposes of assisting Fluke and //CONFIDENTIAL
PORTION OMITTED// in designing and developing a Licensed Component having a high sampling rate and bandwidth and low power requirements, for use in a hand-held, battery-operated Fluke DSO. Fluke will promptly reimburse LeCroy for such consultant's reasonable out-of-pocket expenses (including travel and lodging, if applicable) incurred in connection with such services, against appropriate documentation, but will not be obligated to pay any further compensation for such consulting services.


                                     ARTICLE III

                            INTELLECTUAL PROPERTY RIGHTS

	3.01	Each party will retain all rights, titles, and interests in
and to any technology, regardless of whether protected or protectable by patent or trade secret or otherwise, that it had prior to entering into this Agreement. Without limiting the generality of the foregoing, LeCroy will retain all rights, titles, and interests in and to the LeCroy Technology, and Fluke will retain all rights, titles, and interests in and to any and all technology owned by it.

	3.02	Subject to the other terms and conditions of this Agreement
(including without limitation those of Sections 4.03(c) and 4.04(c) hereof), and to Fluke's continuing compliance therewith (including without limitation continuing satisfaction of the royalty provisions of Articles V-VII hereof), during the term of this Agreement, LeCroy will not Sell any of its technology to any third party if LeCroy has actual knowledge that such third party intends to Use such technology in Fluke's Primary Field of Use.

	3.03	LeCroy and Fluke will own jointly all rights, titles, and
interests in any and all Improvements; provided, that nothing in such joint ownership will entitle Fluke to Use the LeCroy Technology except as specifically provided in Section 4.01 hereof.

	3.04	LeCroy and Fluke will each have the worldwide right to file
applications for patents with respect to Improvements, and LeCroy and Fluke will jointly own all rights, titles, and interests in and to any resulting patents. LeCroy and Fluke will cooperate with each other to coordinate the filing of any such patent applications and the maintenance of any resulting patents; provided, that neither party will have any obligation to pay for any patent application or related expenses except as the parties may specifically agree.

        3.05 Fluke will own all designs and mask works prepared by or for it, provided, that in the event of any termination of the licenses set forth in
Section 4.01 hereof, Fluke will promptly deliver to LeCroy or destroy (and certify such destruction to LeCroy) any such designs or mask works that incorporate any of the LeCroy Technology.


                                  ARTICLE IV

                                   LICENSES

	4.01	Subject to the terms and conditions of this Agreement, LeCroy hereby grants to Fluke (i) the exclusive (subject to Sections 4.03(b) and

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4.04(b) hereof), worldwide, nontransferable license under the LeCroy Technology and any Improvements to make, have made, use, and Sell Licensed Components and products containing Licensed Components worldwide in Fluke's Primary Field of Use, and (ii) a non-exclusive, worldwide, nontransferable license under the LeCroy Technology and any Improvements to make, have made, use, and Sell Licensed Components and products containing Licensed Components worldwide in Fluke's Secondary Field of Use; in each case, either directly, by Fluke itself, or indirectly, through any one or more of its wholly owned subsidiaries.

	4.02	LeCroy will grant Fluke access to its confidential and
proprietary information (including information resident at //CONFIDENTIAL PORTION OMITTED//) to the extent reasonably necessary to permit Fluke to learn how best to practice the LeCroy Technology and any Improvements.

	4.03	Subject to Fluke's compliance with the provisions of this
Agreement (including without limitation the royalty provisions of Articles V and VII hereof), the parties agree that (unless Fluke makes an election pursuant to Section 11.02 hereof, in which case this Section 4.03 will not apply) after the Seventh Year:

		(a)	The licenses granted to Fluke in Section 4.01 hereof
will be converted to paid-up licenses, and thereafter no further royalties will be payable by Fluke hereunder in respect of its Sales of Licensed Components.

		(b)	The license granted to Fluke in Section 4.01(i) hereof
will be converted to a non-exclusive license, and thereafter LeCroy will have the right to Use the LeCroy Technology in Fluke's Primary Field of Use.
LeCroy will not Use any Improvements in Fluke's Primary Field of Use for a period of three years following the end of the Seventh Year, but thereafter will be free to use any Improvements in Fluke's Primary Field of Use.

		(c)	The restrictions on LeCroy set forth in Section 3.02
hereof will terminate.

	4.04	Notwithstanding any other provision of this Agreement, in the event that, before the end of the Seventh Year and before any disclosure by Fluke pursuant to Article XI hereof, LeCroy undergoes a Change of Control, then LeCroy shall have the right and option, exercisable in its discretion by written notice to Fluke within 90 days after the occurrence of such Change of Control, to invoke the provisions of this Section 4.04; and if LeCroy does so, then from and after the effective date of such notice from LeCroy to Fluke:

		(a)	The licenses granted to Fluke in Section 4.01 hereof
will be converted to paid-up licenses, and thereafter no further royalties will be payable by Fluke hereunder in respect of its Sales of Licensed Components.

                (b) The license granted to Fluke in Section 4.01(i) hereof will be converted to a non-exclusive license, and thereafter LeCroy will have the right to Use the LeCroy Technology and any Improvements in Fluke's Primary Field of Use.

		(c)	The restrictions on LeCroy set forth in Section 3.02
hereof will terminate.

		(d)	To compensate Fluke for the loss of exclusivity and the
termination of restrictions on LeCroy referred to above, if with respect to any of the Third Year through the Seventh Year, respectively, ending after the

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effective date of such notice from LeCroy to Fluke, the following conditions precedent are satisfied, then LeCroy shall pay to Fluke as liquidated damages in respect of such Year, an amount equal to the Stipulated Liquidated Damages for such Year. The conditions precedent to the payment of such liquidated damages in respect of any such Year are as follows:

			(1)	During such Year, Fluke Sells at least
//CONFIDENTIAL PORTION OMITTED// Licensed Components in Fluke's
Primary Field of Use; and

			(2)	During such Year, LeCroy and/or any of its
licensees other than Fluke Sell(s) at least //CONFIDENTIAL PORTION OMITTED// Licensed Components in Fluke's Primary Field of Use.


                                     ARTICLE V

                                     ROYALTIES

	5.01	Subject to the provisions of Sections 4.03(a) and 4.04(a)
hereof, Fluke will pay LeCroy a royalty in accordance with the following in respect of each Licensed Component Sold by Fluke.


Licensed Components                           Royalty per Licensed Component


                //CONFIDENTIAL PORTION OMITTED//


	5.02	The foregoing royalty rates are incremental, such that Fluke will pay LeCroy a royalty of //CONFIDENTIAL PORTION OMITTED// in respect of each of the first //CONFIDENTIAL PORTION OMITTED// Licensed Components Sold by Fluke, a royalty of //CONFIDENTIAL PORTION OMITTED// in respect of each of the next //CONFIDENTIAL PORTION OMITTED// Licensed Components Sold by Fluke, etc.

	5.03	Notwithstanding the foregoing, in the event that Fluke replaces a Licensed Component under warranty and without additional charge, no royalty will be payable by Fluke in respect of such replacement Licensed Component.


                                   ARTICLE VI

                          ROYALTY REPORTS, ACCOUNTING

	6.01	Fluke will furnish to LeCroy, within 30 days after the end of each Quarter, a written royalty report setting forth the number of Licensed Components Sold by Fluke in such Quarter, and setting forth the calculation of the royalties due to LeCroy in respect thereof.

	6.02	Subject to the provisions of Section 7.01 below, Fluke will
remit to LeCroy with each royalty report the full amount of royalties, if any, due in respect of Fluke's Sales of Licensed Components in the quarter covered by such report.

	6.03	Fluke will keep complete and accurate records in sufficient
detail to enable the royalties payable by it hereunder to be determined, and will not dispose of any of such records for at least one year after the termination of this Agreement. LeCroy will be permitted, at its expense, to have an independent certified public accounting firm of its selection examine each royalty report submitted by Fluke within six months after the date it is received. Fluke will make available to such accounting firm, during normal business hours at its place of business where such records are customarily kept, all records pertinent to the verification of the report being examined. Such accounting firm will maintain confidential all information of which it learns in the course of examination of the other party's records, with the exception that it may disclose to LeCroy such information as directly relates to Fluke's obligations to make royalty reports and payments. LeCroy will be responsible for such accounting firm's costs and expenses in connection with any such examination, provided, that if any such examination discloses an underpayment of royalties for any royalty period of at least 10%, then Fluke will be responsible for all costs and expenses of such accounting firm in connection with the examination of such period.

	6.04	In the event that before the end of the Seventh Year, LeCroy undergoes a Change of Control and invokes the provisions of Section 4.04 hereof in accordance with such section, then:

		(a)	Each of LeCroy and Fluke will furnish to the other,
within 30 days after the end of each Year ending thereafter (to and including the Seventh Year), a written report setting forth the number of Licensed Components Sold by the reporting party in Fluke's Primary Field of Use in such Year.

		(b)	By the later of 60 days after the end of any such Year
or 30 days after its receipt of any report from Fluke pursuant to Section 6.04(a) hereof, LeCroy will remit to Fluke the full amount of liquidated damages, if any, payable by LeCroy to Fluke under Section 4.04(d) hereof in respect of the Year covered by such report.

		(c)	Each of LeCroy and Fluke will keep complete and
accurate records in sufficient detail to enable any liquidated damages payable by LeCroy under Section 4.04(d) hereof to be determined, and will not dispose of any of such records for at least one year after the termination of this Agreement. Each of LeCroy and Fluke will be permitted, at its expense, to have an independent certified public accounting firm of its selection examine each report submitted by the other party pursuant to Section 6.04(a) hereof, within six months after the date it is received. Each party will make available to the other's accounting firm, during normal business hours at its place of business where such records are customarily kept, all records pertinent to the verification of the report being examined. Such accounting firm will maintain confidential all information of which it learns in the course of examination of the other party's records, with the exception that it may disclose to its client such information as directly relates to the other party's reports. The party engaging any such accounting firm will be responsible for such accounting firm's costs and expenses in connection with any such examination, provided, that if any such examination discloses an understatement by either party of Licensed Components Sold in Fluke's Primary Field of Use in any Year of at least 10%, then the understating party will be responsible for all costs and expenses of such accounting firm in connection with the examination of such Year.

                                   ARTICLE VII

                                MINIMUM ROYALTIES

	7.01	In the event that the cumulative amount of royalties paid by
Fluke to LeCroy hereunder as of the end of any of the Third through Seventh Years (including the aggregate amount of all royalties paid by Fluke to LeCroy in respect of all previous Years and the amount of any royalties payable by Fluke in respect of the last Quarter ending in such Year) is less than the Cumulative Minimum Royalty as of the end of such Year, then Fluke, at its option, will either (A) increase the amount of its royalty payment with respect to the last Quarter ending in such Year by the amount of the shortfall, so that the cumulative amount of all royalties received by LeCroy from Fluke hereunder as of the end of such Year will be at least equal to the Cumulative Minimum Royalty as of the end of such Year, or (B) by written notice to LeCroy not later than 30 days after the end of such Year, terminate this Agreement, with the consequences of termination set forth in Article XII hereof.

                                   ARTICLE VIII

                    REPRESENTATIONS AND WARRANTIES; LIMITATIONS

	8.01	Each of the parties represents and warrants to the other as
follows:

	(a)	It is a corporation duly organized and validly existing under the laws of the State of Delaware, in the case of LeCroy, or the State of Washington, in the case of Fluke, and has full power to conduct its business as currently conducted and contemplated hereunder and to execute, deliver, and perform its obligations under this Agreement. All necessary corporate action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

	(b)	No governmental or other third-party consent or approval not already obtained and in effect is required in connection with its execution, delivery, and performance of this Agreement.

	(c)	This Agreement is its binding obligation, enforceable in
accordance with its terms. It has the unencumbered right to enter into this Agreement and to fulfill its duties hereunder. It is not, and will not become, bound by any agreement in conflict herewith.

	(d)	In the case of LeCroy only:  It owns and has the right to
license the LeCroy Technology as contemplated hereby, and to the best of its knowledge, without infringing the intellectual property rights or other proprietary rights of any other person or entity.

	(e)	In the case of Fluke only:  All products sold by it that
incorporate the LeCroy Technology and/or the Improvements will be manufactured in compliance with all applicable laws and regulations.

	EXCEPT FOR THE FOREGOING EXPRESS WARRANTIES AND SPECIFICATIONS, EACH OF LECROY AND FLUKE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER LECROY NOR FLUKE WILL BE LIABLE FOR LOSS OF PROFITS OR OTHER INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR OTHER SIMILAR DAMAGES ARISING UNDER OR IN CONNECTION

WITH THIS AGREEMENT, WHETHER GROUNDED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE.


                                    ARTICLE IX

                                  INDEMNIFICATION

	9.01	Each of the parties will defend, indemnify, and hold harmless the other party and its Affiliates and their respective officers, directors, employees, agents, successors, and permitted assigns, from and against any and all claims, suits, damages, liabilities, costs, and expenses (whether based on contract, tort, patent or other intellectual property infringement, product liability, or otherwise, and whether or not groundless), including without limitation court costs and reasonable attorneys' fees, arising out of, based on, or relating to the breach of any representation, warranty, promise, or agreement of the indemnifying party contained in this Agreement.

	9.02	At its expense, LeCroy will settle or defend and pay all
damages (except incidental and consequential damages) and costs finally awarded in any action brought against Fluke, to the extent that (i) the action is based on a claim that the LeCroy Technology infringes any patent, mask work, copyright, trade secret, or other intellectual property or similar proprietary rights of any third party, and (ii) such infringement or alleged infringement does not arise out of a combination of the LeCroy Technology with, or the addition of the LeCroy Technology to, technologies, components, or products not supplied by LeCroy, or from any modification of the LeCroy Technology.

	9.03	At its expense, Fluke will settle or defend and pay all damages and costs finally awarded in any action brought against LeCroy based on a claim of infringement of any patent, mask work, copyright, trade secret, or other intellectual property or similar proprietary rights of any third party, but only to the extent that:

	(a)	such infringement or alleged infringement is caused by a
combination by Fluke of the LeCroy Technology or any Improvements with, or the addition by Fluke of the LeCroy Technology or any Improvements to, technologies, components, or products not supplied by LeCroy, or from any modification by Fluke of the LeCroy Technology or any Improvements, provided, that such infringement or alleged infringement would not have occurred but for such combination, addition, or modification by Fluke, and further provided, that in any event, LeCroy will have no right to indemnification from Fluke, and will remain responsible to indemnify Fluke under Section 9.02 hereof, to the extent that such infringement or alleged infringement is caused by the LeCroy Technology standing alone; and/or

	(b)	such claim is that by entering into and/or performing its
obligations under this Agreement (including without limitation by granting the licenses set forth in Section 4.01 hereof or rendering consulting services to Fluke pursuant to Section 2.01 hereof), LeCroy has induced, aided, abetted, or contributed to such infringement or alleged infringement; provided, that in any event, LeCroy will have no right to indemnification from Fluke, and will remain responsible to indemnify Fluke under Section 9.02 hereof, to the extent that such infringement or alleged infringement is caused by the LeCroy Technology standing alone.

	9.04	In the event that any Person entitled to indemnification
hereunder (an "Indemnified Party") desires to make a claim for indemnification against a party hereto (the "Indemnifying Party," which term will include all indemnifying parties if more than one) in connection with any third-party litigation, arbitration, action, suit, proceeding, claim, or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "Third-Party Claim"), the Indemnified Party will notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto, provided, that failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Article IX except to the extent, if at all, that the Indemnifying Party will have been actually prejudiced thereby. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party will be entitled to assume the defense of such Third-Party Claim, and in the case of such an assumption the Indemnifying Party will have the authority to negotiate, compromise, and settle such Third-Party Claim, provided, that the Indemnifying Party will not agree to any settlement of such Third-Party Claim that does not include an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim. The Indemnified Party will retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by an Indemnifying Party pursuant hereto, but such Indemnified Party will bear and will be solely responsible for its own costs and expenses in connection with such participation unless the representation of the Indemnifying Party and such Indemnified Party by the same counsel would be inappropriate because of an actual and substantial conflict of interest between such Persons.


                                     ARTICLE X

                                  CONFIDENTIALITY

	10.01	A copy of the Confidentiality Agreement is attached hereto as
Exhibit A, and is incorporated by reference in this Agreement. Except as otherwise specifically provided herein, the terms and conditions of the Confidentiality Agreement will cover all proprietary and confidential information disclosed by either of them to the other pursuant to this Agreement.


                                     ARTICLE XI

                           DUTY TO DISCLOSE DECISION TO
                         REPLACE LICENSED COMPONENT, ETC.

	11.01	Fluke will disclose in writing to LeCroy any actual or
anticipated significant slowdown in Fluke's program to design, manufacture, market, and/or Sell Licensed Components, or any decision by Fluke to begin to undertake the development of, or to begin seriously to pursue, any component intended as to replace or otherwise substitute for the Licensed Components, such disclosure to occur as soon as possible, but in any event within two weeks, after Fluke becomes aware of such actual or anticipated slowdown, or after such decision has been made, as the case may be, but unless Fluke make an election pursuant to Section 11.02 hereof, the respective rights and obligations of the parties hereunder will not be affected by reason of such disclosure.

	11.02	Any disclosure by Fluke pursuant to Section 11.01 may contain an election by Fluke to invoke the provisions of this Section 11.02, in which case:

	(a)	The minimum royalty provisions of Article VII hereof will
terminate.

	(b)	The license granted to Fluke in Section 4.01 hereof will be
converted to a non-exclusive license, and thereafter LeCroy will have the right to Use the LeCroy Technology and any Improvements in Fluke's Primary Field of Use.

	(c)	The restrictions on LeCroy set forth in Section 3.02 hereof
will terminate.


                                     ARTICLE XII

                                TERM AND TERMINATION

	12.01	If either party will at any time default in the payment of any royalty or the making of any report hereunder, or will commit any breach of any covenant herein contained, or will make any false report and will fail to remedy any such default, breach, or report within thirty (30) days after written notice thereof by the other party, this Agreement will be terminated as though the breaching or defaulting party is the terminating party, and the provisions of this Article XII will govern the rights and obligations of the parties.

	12.02	Upon any termination of this Agreement, except as specifically otherwise provided herein, all rights and obligations of the parties, including without limitation the licenses granted to Fluke in Section 4.01 hereof, will immediately and automatically terminate; provided, that termination of this Agreement will not affect the obligation of either party to perform obligations incurred hereunder prior to such termination. Upon any termination of this Agreement, Fluke will promptly return to LeCroy (or destroy, and certify such destruction to LeCroy) all documents, computer files, and tangible embodiments (including without limitation designs and mask works) of the LeCroy
Technology and/or the Improvements that are in Fluke's possession or control, except for any such documents or materials that are required to permit Fluke to continue to service Licensed Components as permitted by Section 12.03(b) hereof, which documents and materials will be so returned or destroyed promptly following the expiration or termination of Fluke's rights under
Section 12.03(b) hereof.

	12.03	Notwithstanding the foregoing or any other provision hereof, if this Agreement terminates other than by reason of a material breach or default by Fluke, then for a period of 90 days after such termination, then (a) Fluke may continue to Sell Licensed Components that it may then have on hand, and may complete production of and Sell any Licensed Components that it may then have in the process of manufacture or assembly, provided, that Fluke pays all royalties and submits all reports with respect to the sale of such Licensed Components in accordance with all of the provisions of this Agreement, and
(b) Fluke may continue to Use the LeCroy Technology and any Improvements for a period of up to seven years following such termination, but only for purposes of servicing Licensed Components Sold by Fluke before the termination of this Agreement.

	12.04	 The Confidentiality Agreement will survive any termination of this Agreement. In addition, notwithstanding any other provision hereof, the following rights and obligations will survive any termination of this Agreement to the degree necessary to permit their complete fulfillment or discharge:

(a) LeCroy's right to receive or recover, and Fluke's obligation to pay, royalties accrued or accruable for payment at the time of any termination.

(b) Fluke's obligation to maintain records and LeCroy's right to conduct audits as provided in Article VI of this Agreement.

(c)	Obligations of confidentiality provided for in Article X of this
Agreement.

(d)	Any cause of action or claim of either party accrued or to accrue because of any breach or default by the other party occurring before such termination.

(e)	Any other provision hereof that is specifically referred to herein as surviving such termination.

	12.05	Following any termination of this Agreement, then if LeCroy so elects, the parties will negotiate in good faith with respect to the sharing of any mask sets and/or designs created by or for Fluke in connection with any Licensed Component, and/or with respect to the purchase of components by LeCroy from Fluke, but neither party will have any obligation to enter into any transaction or arrangement not completely satisfactory to it, in its sole discretion.


                                     ARTICLE XIII

                                      ARBITRATION

	13.01	The parties agree to work together in good faith to resolve any disputes arising under this Agreement, and to explore resolution of the dispute through methods of alternative dispute resolution. If the parties are unable to resolve a dispute, it will be finally settled by a single arbitrator mutually acceptable to the parties in arbitration administered by American Arbitration Association in accordance with its commercial arbitration rules in effect on the date hereof and the internal laws of the State of Illinois (except that any dispute relating to the construction or effect of any patent will be resolved under the applicable laws of the United States or such other jurisdiction as granted such patent). Any such arbitration will take place in Chicago, Illinois unless otherwise established by mutual agreement of the parties. Judgment upon any award rendered by the arbitrator, if such award is in accordance with applicable law and the terms of this Agreement, may be entered in any court of competent jurisdiction.


                                     ARTICLE XIV

                                    MISCELLANEOUS

	14.01 Notices. All notices, requests, payments, instructions, or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or
(iv) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this section):

	(a)	If to LeCroy:

		LeCroy Corporation
		700 Chestnut Ridge Road
		Chestnut Ridge, New York  10977
		Attention:  Henry Bickel
		Telecopier No. (914) 578-5989

	(b)	If to Fluke:

		Fluke Corporation
		Lelyweg 1, Almelo, The Netherlands
		Attention:  Paul van Schendel
		Telecopier No. 011-31-5468-39584


	14.02 Interest. All amounts payable under this Agreement, if not paid when due, will bear interest from such due date to and including the date of payment at a per annum rate two per cent (2%) above the base rate announced by Chase Manhattan Bank as being in effect on the due date. The payment of any such interest will not preclude the party entitled to receive such payment from exercising any other rights it may have in consequence of the omission or lateness of such payment.

	14.03 Captions. The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

	14.04 Equitable Relief. Each of the parties hereby acknowledges that any breach by it of its obligations under this Agreement would cause substantial and irreparable damage to the other party, and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that the other party will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.

	14.05 Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

	14.06 Waivers. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

	14.07 Non-Solicitation. The parties agree that (i) during the term of this Agreement, and for a period of one year thereafter, neither party will solicit or hire engineering or technical personnel (or former personnel) of the other party, and (ii) during the term of this Agreement, and for a period of two years thereafter, Fluke will not solicit or hire engineering or technical personnel (or former personnel) from //CONFIDENTIAL PORTION OMITTED//.

	14.08 Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes and terminates all prior agreements, arrangements, understandings and communications, whether oral or written, between them, including without limitation the Memorandum of Understanding dated as of February 16, 1996, executed by the parties.

	14.09 Relationship of Parties. Nothing contained in this Agreement will be deemed to create a joint venture, partnership, agency, or similar endeavor or relationship between the parties. Each party will act solely as an independent contractor and neither party will have or hold itself out as having any right, power, or authority to bind or act on behalf of the other.

	14.10 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

	14.11 Further Assurances. From time to time after the execution and delivery of this Agreement, each party will execute, acknowledge, and deliver or file such further instruments and other documents, and will take all such other actions, as the other party may reasonably request in order to carry out the purposes and intent of this Agreement. Without prejudice to the generality of the foregoing, in the event that it is determined, in accordance with the laws of inventorship, that employees of (or Persons obliged to assign such inventions to) LeCroy and/or Fluke, respectively, are joint inventors of any Improvements, then LeCroy and/or Fluke, as the case may be, will cause such employees orother Persons to execute and deliver or file all such applications, instruments, and other documents, and otherwise to cooperate with the other party, as theother party may reasonably request in connection with the filing and prosecuting of any patent applications and the maintenance of any resulting issued patents, to the end that the parties' joint ownership of all Improvements and all patents with respect to Improvements will be jointly owned by LeCroy and Fluke as provided for in Section 3.03 hereof.

	14.12 No Assignment, Etc. The rights and obligations of the parties under this Agreement are personal to the parties. Neither party may assign its rights or delegate its obligations hereunder without the written consent of the other party, and any attempt to do so will be void and will be a material breach of this Agreement entitling the other party, in addition to any other remedies to which it may be entitled, to terminate this Agreement. A merger or consolidation involving either party hereto (other than a merger or consolidation involving a Change of Control, and other than a merger or consolidation of a party solely with one or more of its wholly owned subsidiaries) will be deemed to be an attempted assignment by that party for purposes of this section.

	14.13 Press Releases, etc. Following the execution and delivery of this Agreement, the parties may cooperate with each other to create and issue one or more mutually acceptable press releases with respect to this Agreement and/or the transactions contemplated hereby, but neither party will have any obligation to do so. Except as provided in the preceding sentence, then subject to the remainder of this section, neither party will issue any press release or other written public statement with respect to this Agreement or the transactions contemplated hereby. Either party may file a copy of this Agreement with the Securities and Exchange Commission (the "SEC") and/or any other governmental authority, and may describe this Agreement and/or the transactions contemplated hereby in any prospectus, report, application, or similar document filed with the SEC or other governmental authority; provided, that any party so filing or describing this Agreement or such transactions will consult with the other party with respect to such disclosure and/or filing and with respect to any request for confidential treatment to be made to the SEC or such other governmental authority.

	IN WITNESS WHEREOF, each of LeCroy and Fluke has executed and delivered this Agreement as an agreement under seal as of the date first above written.

LECROY CORPORATION                           FLUKE CORPORATION



By      /s/ Lutz P. Henckels                  By   /s/ Paul van Schendel
            Lutz P. Henckels                           Paul van Schendel
            President and                              Division General Manager
            Chief Executive Officer

	 /	Certain confidential portions of this agreement, marked
"//Confidential Portion Omitted//," have been omitted herefrom and filed separately with the Securities Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.